Exhibit 24.1

                         Independent Auditors' Consent


The Board of Directors
The CIT Group Holdings, Inc.:

We consent to the use of our reports dated January 19, 1993, relating to the consolidated balance sheets of The CIT Group Holdings, Inc. and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992, and the related schedule for each of the years in the three-year period ended December 31, 1992, incorporated by reference in this Registration Statement on Form S-3 of The CIT Group Holdings, Inc., which reports appear in the December 31, 1992 Annual Report on Form 10-K of The CIT Group Holdings, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.





                                  KPMG Peat Marwick

Short Hills, New Jersey
March 15, 1994